EXHIBIT 99.1

[LOGO OF NOBEL LEARNING COMMUNITIES, INC.]

Contact: Edward Chambers, CFO

(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

HIRING OF CHIEF EXECUTIVE OFFICER

West Chester, PA, July 25, 2003 — The Board of Directors of Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced the hiring of George H. Bernstein as Chief Executive Officer. Mr. Bernstein is also being named to serve on the Company’s Board of Directors.

Bernstein’s appointment culminates an extensive national search for a CEO following the announcement by A.J. Clegg in April of his intention to resign. A search committee of four members of the Company’s Board of Directors, with the aid of DHR International, a nationally recognized executive search consultant, was formed to guide the process.

Added committee member Peter Havens, “The search committee engaged in a deep and broad process to find the best candidate to lead NLCI. George Bernstein rose through that process, and the Board of Directors has enormous confidence in his abilities.”

Mr. Bernstein will take over the leadership of Nobel Learning Communities, Inc. after a successful career with retail and professional services companies. Most recently, Mr. Bernstein was President of Pearle Vision, Inc. an 840 unit operator and franchiser of optical retail stores. At Pearle, Mr. Bernstein led a turnaround that moved Pearle Vision from a significant period of negative comparable store sales to positive comparable store sales and improved profitability in each year of his tenure.

Prior to his experience at Pearle Vision, Mr. Bernstein was the Senior Vice President and General Manager at Things Remembered, an 800 store chain of personalized gift stores, and President and CEO of AVC/NuVision, a 170 store optical retailer and vision care company. Mr. Bernstein started his business career as a consultant with Bain and Company, a leading strategy consulting firm. During his 17 year career, Mr. Bernstein has held several positions that give him a strong background in strategic planning, marketing, driving revenue, leading professional services organizations and improving company profitability.

Mr. Bernstein commented, “I am thrilled to be part of the Nobel Learning Communities organization and build upon the strong foundation developed by its management and leadership. I look forward to helping Nobel Learning Communities develop the most profitable business models in the growing education industry.”

Mr. Bernstein has a BS in Business Administration from Bucknell University and a JD degree from Harvard Law School. He and his family will be relocating to the West Chester area from Hudson, Ohio.

Nobel Learning Communities, Inc operates 178 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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